Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 24, 2009
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA - Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported financial results.  For the three months ended March 31, 2009, net income was $430,000.  For the same period, net income available to common shareholders was $220,000, or $0.03 per diluted common share compared to $776,000, or $0.10 per diluted common share, for the same period last year.

An increase in net interest income was offset by a larger loan loss provision.  Net interest income grew by 17.6% or $847,000, compared to the same period last year, but loan loss provisions for the first quarter 2009 were $1.9 million compared to the $145,000 provided in the same period in 2008.  The Bank increased reserves corresponding to an increase of non-performing loans and recognition of a decline in property value of some assets securing non-performing loans.  As of March 31, 2009, the allowance for loan loss to gross loans was 1.53%, up from 1.30% last quarter, and 1.09% for the three months ended March 31, 2008.

Total assets grew to $523.7 million at March 31, 2009, an increase of $60.7 million, or 13.1%, over March 31, 2008. Gross loans increased by $42.8 million, to $430.4 million as of March 31, 2009, an increase of 11.0% over March 31, 2008.  The Bank’s total deposits were $410.1 million on March 31, 2009, which is an increase of $47.3 million, or 13.0% over March 31, 2008.

 “We experienced rather strong loan and deposit growth during the quarter and we are pleased with the operating income generated by the company given the state of the economy,” stated Ron Martin, CEO.  “Though we do not have the loan loss exposure of many of or our peers, we are taking the necessary steps to ensure that we are adequately augmenting our reserves,” he concluded.

First quarter non-performing assets to total assets are 2.66%, or $13.9 million, up from 1.47%, or $7.5 million, at year end 2008.  As of March 31, 2009, seven loan relationships were on non-accrual status totaling $10.6 million, or 2.03% of total assets. Other Real Estate Owned (OREO) held as of March 31, 2009 was $3.3 million, or 0.63% of total assets and consists of three properties.  All OREO property has been written down to current appraised values less sales cost and non-accrual loans have been reviewed to ensure adequate reserves have been established in light of current market values.

As of March 31, 2009, the Bank’s common equity has grown to $45.3 million and the bank remains well capitalized by regulatory standards. However, taking into consideration the increased reserves and corresponding impact on net income, the Bank’s Board of Directors elected to suspend dividends for the first quarter of 2009.

“While loan provisions continue to affect the Bank’s earnings, we remain below our peer group in non- performing loan and OREO totals. At the same time, core operating results are strong and growth in loans and deposits continue.  Although many factors are contributing to this including stock market volatility, recent bank consolidations, and the general public’s increased desire to save during an economic downturn; we recognize that the ongoing calling efforts of our relationship managers is the primary reason for our growth. Our staff understands the importance of getting to know our customers and anticipating their needs,” commented Chris Courtney, President.

Oak Valley Bancorp operates Oak Valley and Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. The Company currently operates through 12 conveniently located branches: Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, two branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information call 1-866-844-7500 or visit us online at www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business.  Forward-looking statements are subject to risks and uncertainties.  A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Oak Valley Community Bank

Statement of Condition (unaudited)

Profitability	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
($ in thousands, except per share)	2009	2008	2008	2008	2008
Selected Quarterly Operating Data:
Net interest income	$5,656	$5,333	$5,292	$5,081	$4,809
Provision for loan losses	1,900	1,001	602	440	145
Non-interest income	598	602	634	672	614
Non-interest expense	3,938	4,712	4,535	4,562	4,057
Income before income taxes	416	222	789	751	1,221
Provision for income taxes	(14)	(61)	240	198	445
Net income	430	283	549	553	776
Preferred stock dividends and accretion	(210)	(64)	—	—	—
Net income available to common shareholders	220	219	549	553	776

Earnings per common share - basic	0.03	0.03	0.07	0.07	0.10
Earnings per common share - diluted	0.03	0.03	0.07	0.07	0.10
Dividends declared per common share (1)	0.025	0.025	0.050	—	—
Return on average common equity	1.97%	1.95%	4.91%	5.01%	7.16%
Return on average assets	0.34%	0.23%	0.45%	0.47%	0.68%
Net interest margin (2)	4.87%	4.72%	4.76%	4.77%	4.60%
Efficiency Ratio (2)	61.80%	78.30%	76.03%	78.04%	73.70%

Capital - Period End
Book value per share	$5.91	$5.81	$5.77	$5.71	$5.69

Credit Quality - Period End
Nonperforming assets/assets	2.66%	1.47%	1.33%	1.35%	1.60%
Loan loss reserve/loans (3)	1.53%	1.30%	1.12%	1.08%	1.09%

Period End Balance Sheet
($ in thousands)
Total assets	$523,747	$508,203	$490,111	$476,094	$463,044
Gross Loans	430,416	428,177	416,664	400,537	387,647
Nonperforming assets	13,906	7,467	6,538	6,435	7,395
Allowance for credit losses (3)	6,603	5,569	4,650	4,321	4,225
Deposits	410,089	378,248	365,230	358,159	362,760
Common Equity	45,286	44,486	44,151	43,735	43,302
Non-Financial Data
Full-time equivalent staff	117	117	119	128	130
Number of banking offices, domestic and foreign	12	12	12	12	12
Common Shares outstanding
Period end	7,661,627	7,661,627	7,658,252	7,658,252	7,611,377
Period average - basic	7,661,627	7,660,526	7,658,252	7,641,534	7,610,039
Period average - diluted	7,703,892	7,723,711	7,743,091	7,697,681	7,696,308
Market Ratios
Stock Price	$3.75	$6.00	$6.30	$7.00	$8.49
Price/Earnings	32.22	52.82	22.14	24.12	20.69
Price/Book	0.63	1.03	1.09	1.23	1.49

(1) Cash dividends of $191,542, $382,943 and $191,542 paid in the Q1 2009, Q4 2008 and Q3 2008, respectively.

(2)  Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(3) Adjusted for Allowance for Off-Balance Sheet Credit Exposure.